Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (T295)

Offering Period: February 3, 2014 – February 27, 2014
2 Year Callable Cert Plus Securities
Linked to the S&P 500® Index and the Russell 2000® Index

Product Summary

•	2 year Callable Cert Plus Securities linked to the performance of the S&P 500® Index and the Russell 2000® Index.
•	Subject to Early Redemption, if the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, you will be entitled to receive leveraged and uncapped participation in the Lowest Performing Underlying.
•	Subject to Early Redemption, if the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event does not occur, you will be entitled to receive the principal amount at maturity.
•	If a Knock-In Event occurs, you will be fully exposed to any depreciation in the Lowest Performing Underlying.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Credit Suisse currently estimates the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through one of its branches
Trade Date:	Expected to be February 28, 2014.
Settlement Date:	Expected to be March 5, 2014.
Underlying:	The S&P 500® Index and the Russell 2000® Index.
Upside Participation Rate*:	Expected to be 150%.
Redemption Amount:	Subject to Early Redemption, Principal Amount * (1 + Underlying Return)
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	Subject to Early Redemption, for each Underlying, if (a) the Final Level of such Underlying is equal to or greater than its Initial Level, then Upside Participation Rate * [(Final Level – Initial Level)/Initial Level]; or (b) the Final Level of such Underlying is less than its Initial Level and (i) a Knock-In Event occurs, then: [(Final Level – Initial Level)/Initial Level]; or (ii) a Knock-In Event does not occur, then: zero.
Early Redemption:	Prior to the Maturity Date, the Issuer may redeem the securities on March 5, 2015 upon notice on or before March 2, 2015 at Principal Amount * (1 + Call Return).
Call Return*:	Expected to be between 9.00% and 11.00%.
Knock-In Level*:	For each Underlying, approximately 70% of its Initial Level.
Knock-In Event:	Occurs if the Final Level of any Underlying is equal to or less than its Knock-In Level.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	March 2, 2016
Maturity Date:	March 7, 2016
CUSIP:	22547QGW0

* To be determined on the Trade Date.

Benefits

•	If the Final Level of the Lowest Performing Underlying is greater than the Initial Level, offers uncapped leveraged participation in the appreciation of the Lowest Performing Underlying.
•	Reduced downside risk due to a 30% contingent buffer.

Hypothetical Returns at Maturity

Percentage Change	Underlying Return of	Redemption Amount
from the Initial Level to	the Lowest	per $1,000 Principal
the Final Level of the	Performing	Amount of Securities
Lowest Performing	Underlying (1)	(1)(2)
Underlying
50%	75.00%	$1,750.00
40%	60.00%	$1,600.00
30%	45.00%	$1,450.00
20%	30.00%	$1,300.00
10%	15.00%	$1,150.00
0%	0.00%	$1000.00
-10%	0.00%	$1000.00
-20%	0.00%	$1000.00
-30%	-30.00%	$700.00
-40%	-40.00%	$600.00
-50%	-50.00%	$500.00

(1)	Assumes an Upside Participation Rate of 150% *.
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to you. The numbers appearing in the table have been rounded for ease of analysis.

Certain Product Risks

•	Your investment may result in a loss of up to 100% of the principal amount. The Redemption Amount will be less than the principal amount if a Knock-In Event occurs. In such case, you will be fully exposed to any depreciation in the Lowest Performing Underlying.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The securities do not pay interest.
•	The return on the securities is affected by the Final Level of the Lowest Performing Underlying and the occurrence of a Knock-In Event.
•	The Redemption Amount will be based on the Underlying Return of the Lowest Performing Underlying and, therefore, you will not benefit from the performance of any other Underlying.
•	The securities are subject to Early Redemption, which may limit your ability to participate in any appreciation of the Underlyings, if any, during the term of the securities.
•	The securities are exposed to the risk of fluctuations in the level of the Underlyings to the same degree for each Underlying.

(See “Additional Risk Considerations” on the next page).

Product Profile

Horizon (years)	2 Years
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: February 3 , 2014 – February 27, 2014
2 Year Callable Cert Plus Securities

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.
•	The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement, and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated February 3, Underlying Supplement dated July 29, 2013, Product Supplement No. T-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010314000683/dp43634_424b2-t295.htm

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.